Exhibit (a)(5)

Change in Auditor Letter

On September 8, 2025, Marcum LLP (the “Prior Auditor”) was dismissed by the audit committee (the “Audit Committee”) of the board of directors (the “Board”) of Destiny Tech 100 Inc. (the “Fund”). The Prior Auditor’s reports on the financial statements of the Fund as of and for the years ended December 31, 2023 and December 31, 2024 did not contain an adverse opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2023 and December 31, 2024 and through September 8, 2025, there were no (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Prior Auditor, would have caused it to make reference to the subject matter of such disagreements in connection with its reports; nor (2) “reportable events” related to the Fund, as such term is described in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

The Board requested that the Prior Auditor address a letter to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter is attached as Attachment A.

On September 8, 2025, the Audit Committee approved, and on September 8, 2025, the Board approved, KPMG LLP as the independent registered accounting firm of the Fund for fiscal periods ending after September 8, 2025.

March 9, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Destiny Tech100 Inc. under the Change in Independent Registered Public Accounting Firm section of the Additional information disclosed in the December, 31, 2025, Annual Report included in its Form N-CSR, which we understand will be filed with the Securities and Exchange Commission on March 9, 2026. We agree with the statements concerning our Firm in such Form N-CSR; we are not in a position to agree or disagree with other statements of Destiny Tech100, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP